EXHIBIT 10.2

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement, effective as of September 2, 2008 (the “Employment Agreement”), by and between AboveNet, Inc. (the “Company”) and Rajiv Datta (the “Employee”) is effective as of January 25, 2011 (this “Amendment”).

WHEREAS, the Company and the Employee are parties to the Employment Agreement, whose term is scheduled to expire on November 16, 2011 (the “Term”);

WHEREAS, the parties wish to extend the Term of the Employment Agreement to December 31, 2011;

WHEREAS, the parties also wish to clarify the terms of entitlement to the annual bonus being earned over the calendar year performance period;

WHEREAS, the parties also wish to amend Employee’s title from Senior Vice President and Chief Technology Officer to Chief Operating Officer; and

WHEREAS, the parties also wish to increase Employee’s Base Salary to $400,000;

NOW THEREFORE, the Employment Agreement is hereby amended as follows:

1.           Section 1 of the Employment Agreement shall read as follows:

(a) The Company hereby agrees to employ the Employee, and the Employee hereby agrees to serve, as Chief Operating Officer during the Term (as defined below).

(b) The term (the “Term”) of the Employee’s employment hereunder will commence on the Effective Date and, unless sooner terminated as provided in Section 6 hereof, will terminate at the end of the day on December 31, 2011.  The Term shall be automatically extended unless sooner terminated as provided herein, for successive additional one-year periods, unless at least 120 days prior to the end of Term, the Company or the Employee has notified the other that the Term will not be extended.

2.           The first sentence of Section 2(a) of the Employment Agreement shall read as follows:

The Employee will have such powers and duties reasonably consistent with Employee’s position as Chief Operating Officer and will perform such duties as assigned to him by the Chief Executive Officer or, alternatively at the discretion of the Chief Executive Officer, the President of the Company (the “Superior”).

3.           Section 3(a) of the Employment Agreement is hereby amended by adding the following to the end thereof:

Notwithstanding the foregoing, effective January 25, 2011 and for the remainder of the Term, Employee’s Base Salary shall be $400,000 (or such higher amount as shall be determined by the Company from time to time).

4.           Section 3(b) of the Employment Agreement shall read as follows:

In addition to the Base Salary set forth in Section 3(a) hereof, the Employee will have an annualized bonus targeted at 35% of Base Salary (as in effect on December 31 of the applicable year) based on performance against the Company’s EBITDA plan and other bonus targets set by the Compensation Committee of the Board of Directors (the “Bonus Plan”).  In the event that the Employee is employed on December 31 of the calendar year in which the bonus is being earned, the Employee shall be entitled to receive the bonus payable with respect to such year, which bonus shall be determined following the close of such year and in all events paid by March 15th following the close of such year.

5.           All other provisions of the Employment Agreement shall remain in force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Employment Agreement as of the date first set forth above.

ABOVENET, INC.

By:	/s/ Robert Sokota
Name: Robert Sokota
Title: SVP and General Counsel

EMPLOYEE

/s/ Rajiv Datta
Rajiv Datta